Exhibit (a)(5)(B)

HANDY & HARMAN LTD. EXTENDS TENDER OFFER FOR ALL OUTSTANDING SHARES OF SL INDUSTRIES, INC.

WHITE PLAINS, New York – May 19, 2016 — Handy & Harman Ltd. (NASDAQ: HNH) (“HNH”), a diversified global industrial company, announced today that it has extended its tender offer, through a wholly owned subsidiary, to purchase all of the outstanding shares of SL Industries, Inc. (NYSE MKT: SLI) (“SLI”), a leading manufacturer of high-performance power solutions, for $40.00 per share in cash. All terms and conditions of the tender offer, other than the expiration date, remain the same.

Unless extended further, the tender offer will now expire at 12:00 midnight, New York City time, on May 25, 2016.  The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on May 18, 2016.  The tender offer was extended in accordance with the terms of the merger agreement between HNH and SLI to allow for the satisfactory completion of the Securities and Exchange Commission’s (“SEC”) ordinary course review process.  The extension of the tender offer will also permit the acceptance of late tenders.

As of 12:00 midnight, New York City time, on May 18, 2016, approximately 3,130,407 shares had been validly tendered and not withdrawn, representing approximately 78.9% of SLI’s outstanding shares of common stock and approximately 71.6% of SLI’s outstanding shares not owned by HNH or any of its affiliates. Consummation of the tender offer is subject to certain conditions, including the tender of a number of shares that constitutes at least (1) a majority of SLI’s outstanding shares and (2) 60% of SLI’s outstanding shares not owned by HNH or any of its affiliates, as well as other customary conditions.  Given the number of shares validly tendered to date and provided that the other offer conditions remain satisfied, HNH anticipates completing the tender offer following the satisfactory conclusion of the SEC review.

As promptly as practicable following the completion of the tender offer, HNH will acquire all remaining SLI shares through a merger of one of its wholly owned subsidiaries into SLI at the tender offer price.

On April 21, 2016, HNH filed with the SEC a Tender Offer Statement on Schedule TO that sets forth in detail the terms of the tender offer. Additionally, SLI has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the unanimous recommendation of SLI’s special committee of independent directors, and the board of directors, that SLI stockholders accept the tender offer and tender their SLI shares.

The information agent for the tender offer is MacKenzie Partners, Inc. SLI stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials or who have questions regarding the tender offer should contact MacKenzie Partners, Inc. toll free at (800) 322-2885.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer.

Important Information

This press release is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of SLI’s common stock. HNH has filed a Tender Offer Statement on Schedule TO, containing an Offer to Purchase, a form of Letter of Transmittal and other related tender offer documents with the SEC, and SLI has filed a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3 Transaction Statement relating to such tender offer with the SEC. SLI’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety, as they may be amended from time to time, because they contain important information about such tender offer that SLI’s stockholders should consider prior to making any decisions with respect to such tender offer. SLI’s stockholders may obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or by directing a request to the Information Agent at (800) 322-2885.

Forward-Looking Statements

Statements in this press release regarding the proposed transaction between HNH and SLI, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for HNH’s and SLI’s businesses and any other statements by management of HNH and SLI concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Risks and uncertainties include the satisfaction of closing conditions for the transaction; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the ability of HNH to successfully integrate SLI’s business; and the risk that the expected benefits of the transaction may not be realized or maintained.

Neither HNH nor SLI can give any assurance that any of the transactions contemplated by the merger agreement will be completed or that the conditions to the tender offer will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, SLI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other filings by HNH and SLI with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov. Many of the factors that will determine the outcome of the transaction are beyond HNH’s or SLI’s ability to control or predict. Neither HNH nor SLI undertakes to update any forward-looking statements as a result of new information or future events or developments.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Performance Materials, and Kasco.

HNH sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

HNH’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

HNH is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Contact

James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. For more information about SL Industries, Inc. and its products, please visit its web site at www.slindustries.com.

Contact

Louis J. Belardi, Chief Financial Officer
856-727-1500 x 5525
louis.belardi@slindustries.com